Exhibit 10.3

Inno Holdings, Inc.

January 27th, 2023

Weston Twigg

Re: Offer Letter Dear Weston:

On behalf of Inno Holdings, Inc., a Texas corporation (the “Company”), I am delighted to confirm our offer to you for employment in the full-time position of Chief Financial Officer of the Company (“CFO”). You will report to the Chief Executive Officer of the Company. In this position, you will be an executive officer of the Company, expected to provide services commensurate with those provided by CFOs of other similarly sized public companies and required to travel as needed to the Company’s Houston, Texas and Los Angeles, California offices. Your employment under this letter agreement (this “Agreement”) will be effective on February 1, 2023 (the “Effective Date”), subject to the terms and conditions of this Agreement.

In connection with your employment, you will receive the following compensation and benefits package, as approved by the Board of Directors of the Company (the “Board”) or its Compensation Committee (the “Committee”):

Compensation and Benefits

Base Salary: You will be paid a minimum base salary at an annual rate of $250,000, as adjusted by the Board or the Committee from time- to-time.

Annual Bonuses: Subject to your continued service and approval by the Committee, you will be eligible to earn an annual performance-based bonus on terms substantially similar to those of CFOs at similarly sized public companies.

Pre-IPO Commission: You will be eligible to receive a 10% commission on the portion of the Pre-IPO roadshow financing round amount that you help to source and raise for the Company (the “Pre-IPO Commission”). [For purposes of calculating the Pre-IPO Commission, you will only receive the commission if the financing amount equals or exceeds $3,000,000.] The Board, in its sole discretion, shall be responsible for determining whether the Pre-IPO financing amount has been met, at which time, your commission will become payable as soon as reasonably practicable following such date, subject to your continued service to the Company or its subsidiaries through the payment date.

One-Time Incentive Equity Awards: You will be eligible for the following one-time awards under the equity plan adopted by the Company following the consummation of the IPO (the “Pubco Equity Plan”), subject to (i) the consummation of the IPO, and (ii) approval of the terms and conditions of such award by the Committee:

a.	You shall be receive an award of [401,429] shares of Company common stock (equal to an approximately 1% equity interest in the Company as of the date of this Agreement) on the day the contract is signed off. The Company anticipates this grant will be in the form of fully vested common stock under, and subject to, the Pubco Equity Plan.

b.	After the consummation of the IPO, you shall be eligible to receive an award of Company common stock equal to an approximately 1% equity interest in the Company, determined [as of the date of the IPO], as determined by the Committee and Board, but no later than [3] months following the consummation of the IPO, subject to your continued service to the Company or its subsidiaries through such date. The Company anticipates this grant will be in the form of fully vested common stock under, and subject to, the Pubco Equity Plan.

c.	In early 2024, you will receive a guaranteed equity grant (separate and apart from any standard, annual cash bonus or long-term performance equity awards) having a grant date fair value of $1,000,000 if by [February 15, 2024] the Company has completed its IPO and you have helped the Company build out its finance team, subject to your continued service to the Company or its subsidiaries through such date. The Company anticipates this grant will be in the form of fully vested common stock under, and subject to, the Pubco Equity Plan.

Upon termination for any reason, the incentive equity will be treated as set forth in the underlying plan and award agreements as shall be approved by the Company’s Committee or Board.

Other Benefits: You will be eligible to participate in all benefit plans (including personal-time off policies) generally offered to other senior executives of the Company in similar positions and with similar responsibilities (subject to any applicable waiting periods and other restrictions and approval of the Committee, to the extent required by applicable law). [You shall be covered by the Company’s D&O policy and the Company will indemnify you for all actions taken by you in connection with or in furtherance of your employment with the Company up to the maximum extent permitted by applicable law and the governing documents of the Company.]

Other Terms of Employment

Withholding: Any amount or benefit payable under this Agreement will be subject to all applicable taxes and withholding and will be paid in accordance with the payment practices of the Company then in effect.

Clawback Policy: To the extent required by applicable law or regulation, any applicable stock exchange listing standards or any clawback policy adopted by the Company pursuant to any such law, regulation or stock exchange listing standards, or to comport with good corporate governance practices, any incentive- based compensation granted to you (whether pursuant to this Agreement or otherwise) shall be subject to the provisions of any applicable clawback policies or procedures, which may provide for forfeiture and/or recoupment of such amounts paid or payable under this Agreement or otherwise.

Stock Ownership Guidelines: As an executive officer of the Company, you may be required to hold a certain amount of the Company shares under stock ownership guidelines that may be adopted by the Board or the Committee upon or following the IPO.

At-Will Employment: Your employment is at-will, meaning that either party can terminate your employment without cause or reason at any time.

Outside Business Activities: During your employment, you will devote your best efforts and full business time and attention to the Company and its affiliates. You agree to avoid any conflicts of interest with respect to outside business activities, including board directorships and other ventures; if a conflict is determined by the Board, you agree to resign from the aforementioned activity.

Restrictive Covenant Agreement: As a condition of your employment, you will be required to review and sign an executive restrictive covenant agreement containing terms substantially similar to those applicable to CFOs at similarly sized public companies, and that may include, among other things, confidentiality, work product assignment and post-employment non-competition and non-solicitation provisions that will protect the ongoing interests of the Company and its affiliates. [You also acknowledge and agree that during the term of your employment and for two (2) years after separation from employment, you will not work as a CFO for any light gauge steel companies.]

This letter supersedes any prior oral or written agreements or understandings with the Company, its subsidiaries or their respective affiliates related to your employment and cannot be changed except in a writing signed by an authorized executive of the Company and/or the Company and you.

Please indicate your acceptance of this offer by signing in the space provided below and returning one copy of this letter to me at your earliest convenience.

Sincerely,

/s/ Dekui Liu
By:	Dekui Liu
Title:	CEO
Inno Holdings, Inc.

Accepted and agreed:

/s/ Weston Twig
Weston Twigg

Date: 1-27-2023

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